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                                                                    EXHIBIT 99.1


Contact:    Peyton Marshall                 Jill Sawdon
            Chief Financial Officer         Director of Corporate Communications
            The Medicines Company           The Medicines Company
            (617) 225-9099 (ph)             (617) 225-9099 (ph)
            (617) 225-2397 (fx)             (617) 225-2397 (fx)



For Immediate Release

              THE MEDICINES COMPANY REPORTS FOURTH QUARTER AND
                        FULL YEAR 2001 FINANCIAL RESULTS

CAMBRIDGE, MA, February 12, 2002 - The Medicines Company (NASDAQ: MDCO) announced today its results for the fourth quarter and full year ended December 31, 2001. Financial highlights for the quarter and full year included:

     - Revenues of $6.8 million for the three months ended December 31 and $14.2 million for the full year ended December 31, 2001. The Company had no revenues in 2000.

     - Net loss attributable to common stockholders of $8.5 million, or $0.25 per share, for the three months ended December 31, 2001, compared to a net loss attributable to common stockholders of $22.2 million, or $0.74 per share, for the three months ended December 31, 2000.

     - Net loss attributable to common stockholders of $54.9 million, or $1.67 per share for the full year ended December 31, 2001, compared to a pro forma net loss attributable to common stockholders of $51.9 million, or $2.10 per share, and an actual net loss attributable to common stockholders of $101.6 million, or $8.43 per share, for the full year ended December 31, 2000. The pro forma adjustments, which impacted the results for the full year ended December 31, 2000, reflect the conversion of preferred stock, accrued dividends, convertible notes and accrued interest in 2000 and exclude interest expense of $19.4 million and a dividend of $30.3 million for the full year ended December 31, 2000, which are predominantly non-cash. The pro forma adjustments had no impact on either the financial statements for the three months ended December 31, 2000 or for any period in 2001.

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     -    Loss from operations of $8.8 million for the three months ended
          December 31, 2001 compared to $23.8 million for the three months ended December 31, 2000. For the full year ended December 31, 2001, the Company had a loss from operations of $57.2 million compared to $54.6 million for the same period in 2000. The increased losses in the full year 2001 were due primarily to increased selling, general and administrative expenses reflecting the Company's sales and marketing expenditures in connection with the United States commercial launch of ANGIOMAX(R)(bivalirudin) in January 2001. These increased costs were partly offset by reduced clinical development costs and by lower manufacturing development costs related to the manufacture of ANGIOMAX bulk drug product in 2000 that was expensed prior to FDA approval. The Company had a cost of revenue of $894,147 for the three months ended December 31, 2001 and $2.1 million for the full year ended December 31, 2001, compared to no cost of revenue in 2000. Expenses in 2001 were also partially offset by revenue of $6.8 million in the three months ended December 31, 2001 and $14.2 million in the full year ended December 31, 2001. The Company had no revenue in 2000.

     - As of December 31, 2001, the Company had cash, cash equivalents, marketable securities and accrued interest receivable of $54 million.

Recent business highlights included:

     - An increase in fourth quarter revenues of 93% over the third quarter of 2001.

     - Publication of an analysis of thrombin inhibitors in the journal Lancet, noting that among direct and indirect thrombin inhibitors only ANGIOMAX reduced both ischemic and bleeding complications.

     - Publication of clinical angioplasty data in the American Heart Journal citing the therapeutic benefit and increased safety profile of ANGIOMAX compared to heparin.

     - An agreement with CSL Limited to act as exclusive and authorized dealer for ANGIOMAX in Australia. ANGIOMAX is now licensed in 24 countries around the globe.

     - Initiation in the fourth quarter 2001 of REPLACE part 2, studying ANGIOMAX with provisional use of GP IIb/IIIa inhibitors vs. heparin with GP IIb/IIIa inhibitors.

"We are pleased with the performance of ANGIOMAX in this initial year of sales," said Clive Meanwell, M.D., Ph.D., Executive Chairman of The Medicines Company. "2001 was a watershed year for the Company: we launched ANGIOMAX as an innovative brand and transformed the Company from a development enterprise to an operating business. We have


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developed solid foundation competencies in the development, marketing and sales of pharmaceuticals which will serve us well as we build our business."

Dave Stack, President and CEO of The Medicines Company added, "Our relationship with our customers continues to grow. In 2001 we initiated a number of programs to educate the marketplace about the benefits of ANGIOMAX. We are excited about the progress of our clinical programs studying the use of ANGIOMAX in the cath lab, the operating room and for use in emergency care."

There will be a conference call with management today at 5:00 to discuss these results. To listen in, please dial 800-472-8325 and request The Medicines Company 2001 Fourth Quarter conference call. If you are calling from outside of the United States, please dial 1-706-679-0816. If you cannot attend the live call, a digital replay will be available through February 26. Please call 800-642-1687 in the U.S. or 1-706-645-9291 internationally and enter passcode 2929840. Additionally, this call is being webcast by CCBN and can be accessed at The Medicines Company's web site (www.themedicinescompany.com).

The Medicines Company was founded in 1996 to acquire, develop and commercialize selected pharmaceutical products in late stages of development and approved products. In December 2000, the Company received marketing approval from the U.S. Food and Drug Administration for ANGIOMAX for use as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. The Company began selling ANGIOMAX in the United States in January 2001. The Company expects ANGIOMAX to be the cornerstone product of a planned acute hospital franchise. The Company is also developing a second product, CTV-05, a proprietary biotherapeutic agent with a potentially broad range of applications in the treatment of gynecological and reproductive infections.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Certain Factors that May Affect Future Results" in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001 and incorporated herein by reference. These risk factors include risks as to the commercial success of ANGIOMAX; how long the Company will be able to operate on its existing capital resources; whether the Company's products (other than ANGIOMAX for its approved indication) will advance in the clinical trials process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company's products will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and, if such products receive approval, whether they will be successfully marketed; whether the Company will be able to develop or acquire additional products; the


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Company's history of net losses; and the Company's dependence on third parties, including manufacturers, suppliers and collaborators. We do not assume any obligation to update any forward-looking statements.


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                              THE MEDICINES COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED



                                                                  THREE MONTHS ENDED DECEMBER 31,
                                                       -----------------------------------------------------
                                                                                        2000
                                                            2001           ---------------------------------
                                                           ACTUAL             ACTUAL            PRO FORMA(1)
                                                       -------------       -------------       -------------

Revenue                                                 $  6,812,661        $         --        $         --

Operating Expenses
    Cost of revenue                                          894,147                  --                  --
    Research and development                               5,537,666          16,068,718          16,068,718
    Selling, general and administrative                    9,207,472           7,693,967           7,693,967
                                                        ------------        ------------        ------------
           Total operating expenses                       15,639,285          23,762,685          23,762,685
Loss from operations                                      (8,826,624)        (23,762,685)        (23,762,685)
     Interest income (expense), net                          311,020           1,579,795           1,579,795
                                                        ------------        ------------        ------------
Net loss                                                  (8,515,604)        (22,182,890)        (22,182,890)
Dividends and accretion to redemption
     value of redeemable preferred stock                          --                  --                  --
                                                        ------------        ------------        ------------
Net loss attributable to common stockholders            $ (8,515,604)       $(22,182,890)       $(22,182,890)
                                                        ============        ============        ============
Basic and diluted net loss attributable to
    common stockholders per common share                $      (0.25)       $      (0.74)       $      (0.74)
                                                        ============        ============        ============
Shares used in computing net loss attributable
    to common stockholders per common share:
           Basic and diluted                              34,559,387          30,179,267          30,179,267
                                                        ============        ============        ============


                                                                     YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------------------
                                                                                        2000
                                                            2001           ---------------------------------
                                                           ACTUAL             ACTUAL            PRO FORMA(1)
                                                       -------------       -------------       -------------

Revenue                                                $  14,247,724       $          --       $          --

Operating Expenses
    Cost of revenue                                        2,110,425                  --                  --
    Research and development                              32,767,394          39,572,297          39,572,297
    Selling, general and administrative                   36,566,761          15,033,585          15,033,585
                                                       -------------       -------------       -------------
           Total operating expenses                       71,444,580          54,605,882          54,605,882
Loss from operations                                     (57,196,856)        (54,605,882)        (54,605,882)
     Interest income (expense), net                        3,163,208         (16,686,288)          2,704,126
     Loss on sale of investments                            (850,000)                 --                  --
                                                       -------------       -------------       -------------
Net loss                                                 (54,883,648)        (71,292,170)        (51,901,756)
Dividends and accretion to redemption
     value of redeemable preferred stock                          --         (30,342,988)                 --
                                                       -------------       -------------       -------------
Net loss attributable to common stockholders           $ (54,883,648)      $(101,635,158)      $ (51,901,756)
                                                       =============       =============       =============
Basic and diluted net loss attributable to common
stockholders per common share                          $       (1.67)      $       (8.43)      $       (2.10)
                                                       =============       =============       =============
Shares used in computing net loss attributable to
common stockholders per common share:
    Basic and diluted                                     32,925,968          12,059,275          24,719,075
                                                       =============       =============       =============


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
CONDENSED CONSOLIDATED BALANCE SHEETS               DECEMBER 31,     DECEMBER 31,
                                                        2001            2000
                                                    -----------      -----------
                                                    (Unaudited)
ASSETS
Cash, cash equivalents, marketable securities       $54,009,376      $79,325,085
Accrued interest receivable                               6,757        1,392,928
Accounts receivables                                  5,346,684               --
Inventory                                            16,610,928        1,963,491
Fixed assets, net                                     1,223,528          965,832
Other assets                                            703,640          715,794
                                                    -----------      -----------
    Total Assets                                    $77,900,913      $84,363,130
                                                    ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                 $16,779,949      $15,124,147
Stockholders' equity                                 61,120,964       69,238,983
                                                    -----------      -----------
    Total Liabilities and Stockholders' Equity      $77,900,913      $84,363,130
                                                    ===========      ===========

(1) Pro Forma amounts in 2000 reflect the conversion of all the outstanding redeemable convertible preferred stock and accrued dividends and all convertible notes and accrued interest as if conversion had occurred at the date of original issuance of the convertible preferred stock and the convertible notes. All redeemable convertible preferred stock and convertible notes were converted into common stock during 2000.